For more information call:
Warren Nelson
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SHELLS SEAFOOD RESTAURANTS, INC.
REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

TAMPA, FL, March 7, 2008 - Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported financial results for its fourth quarter and the fiscal year ended December 30, 2007.

Key metrics -
Fourth quarter of 2007 compared to the fourth quarter of 2006:
•	Revenues decreased 21.7% to $7.6 million.
•	Comparable restaurant sales decreased 18.3%.
•	Net loss of $2.3 million, was the same as in the fourth quarter of 2006. Excluding non-recurring items, net loss of $1.5 million, compared to a net loss of $1.0 million.
•	Net loss per share of $0.10, compared to net loss per share of $0.13. Excluding non-recurring items, net loss per share of $0.06, same as in the fourth quarter of 2006.
Fifty-two weeks of 2007 compared to the fifty-two weeks of 2006:
•	Revenues decreased 13.3% to $41.5 million.
•	Comparable restaurant sales decreased 11.4%.
•	Net loss of $4.4 million, compared to a net loss of $3.0 million. Excluding non-recurring items, net loss of $3.2 million, compared to a net loss of $2.0 million.
•	Net loss per share of $0.21, compared to a net loss per share of $0.18. Excluding non-recurring items, net loss per share of $0.15, compared to net loss per share of $0.12.

Warren Nelson, interim president, commented, “2007 has been a challenging year for casual dining restaurants in general, and the Florida economic environment has been difficult for Shells. While we are disappointed with our results in 2007, we have worked diligently to reduce our expenses, while focusing on providing greater dining value for our guests.” Nelson further added, “Building guest traffic and sales, while holding expenses in-line, are both critical to our ability to persevere through this economic downturn and reposition our brand for future long-term success. Our efforts are directed toward providing our guests with great quality seafood at price points which project a strong value statement.”

Operating Results

Revenues for the fourth quarter of 2007 decreased 21.7% to $7,564,000 from $9,659,000 in the fourth quarter of 2006, predominantly due to a 18.3% decrease in same store sales, and to a lesser extent, the second and fourth quarter 2007 dispositions of two under performing restaurants. As of the end of the fourth quarter of 2007, the Company had 23 restaurants in operation, compared to 25 restaurants at the end of the fourth quarter of 2006.

Restaurant operating costs, consisting of food and beverage costs, labor, other operating costs, depreciation expense and provision for impairment expense, were $8,850,000, or 117.6% of sales, in the fourth quarter of 2007, compared to $11,001,000, or 114.2% of sales, in the fourth quarter of 2006. Excluding non-recurring items, restaurant operating costs were $8,192,000, or 108.8% of sales, in the fourth quarter of 2007, compared to $9,714,000, or 100.9% of sales. The 7.9% increase in restaurant operating costs, as a percentage of sales, primarily resulted from a loss of operating leverage as reflected by the reduction in sales volume, and to a lesser extent, increases in commodity costs and minimum wage.

General & administrative expenses were $792,000, or 10.5% of revenues, in the fourth quarter of 2007 compared to $784,000, or 8.1% of revenues, in the fourth quarter of 2006. The unfavorable variance as a percentage of revenues reflects the reduction in sales volume and incremental stock option expense of $71,000, or 1.0% of revenues.

The loss from operations in the fourth quarter of 2007 of $2,078,000 was $48,000 less than the loss from operations in the comparable period of 2006. Excluding non-recurring items in both periods, the loss from operations in the fourth quarter of 2007 of $1,420,000 was $581,000 greater than the comparable period of 2006. The loss from operations in fiscal 2007 of $3,940,000 was $1,474,000 greater than the loss from operations in the comparable period of 2006. Excluding non-recurring items in both periods, the loss from operations in fiscal 2007 of $2,672,000 was $1,341,000 greater than the comparable period of 2006.

The net loss for the fourth quarter of 2007 was $2,274,000, or $0.10 per share based upon 23.5 million common shares outstanding, compared to a net loss in the fourth quarter of 2006 of $2,291,000, or $0.13 per share based upon 17.6 million common shares outstanding. As adjusted for non-recurring items as summarized in the ensuing financial tables, the net loss for the fourth quarter of 2007 was $1,506,000, or $0.06 per share, compared to a net loss for the fourth quarter of 2006 of $1,004,000, or $0.06 per share.

The net loss for fiscal 2007 was $4,400,000, or $0.21 per share based upon 20.9 million common shares outstanding, compared to a net loss for fiscal 2006 of $3,002,000, or $0.18 per share based upon 16.7 million common shares outstanding. As adjusted for non-recurring items as summarized in the ensuing financial tables, the net loss for fiscal 2007 was $3,154,000, or $0.15 per share, compared to a net loss for fiscal 2006 of $2,017,000, or $0.12 per share.

About the Company

The Company manages and operates 23 full-service, neighborhood seafood restaurants in Florida under the name “Shells”. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, crawfish, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service.

Forward-Looking Statements

In addition to seasonal fluctuations, the Company’s quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food, labor costs and other operating expenses; the availability of food acceptable to our quality standards at acceptable prices; the availability of qualified labor; national, regional and local economic and weather conditions; international economic, cultural and political conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; availability of third party financing to fund capital or operating activities, if required; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. The Company undertakes no obligation to update these forward looking statements on a regular basis. An investment in the Company involves various risks, including those mentioned above and those that are detailed from time-to-time in the Company’s SEC filings.

SHELLS SEAFOOD RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	(Unaudited)
	Thirteen Week Period Ended				Fifty-Two Week Period Ended
	December 30, 2007		December 31, 2006		December 30, 2007		December 31, 2006
	Amount	Percent	Amount	Percent	2006	Percent	2006	Percent

Revenues
Restaurant sales	$7,526	99.5%	$9,631	99.7%	$41,305	99.6%	$47,673	99.7%
Management fees	23	0.3%	28	0.3%	139	0.3%	156	0.3%
International fees	15	0.2%	0	0.0%	15	0.0%	0	0.0%
Total Revenues	$7,564	100.0%	$9,659	100.0%	$41,459	100.0%	$47,829	100.0%

Costs and expenses:
Cost of sales (1)	2,485	33.0%	3,115	32.3%	13,469	32.6%	15,363	32.2%
Labor and other related expenses (1)	2,528	33.6%	3,116	32.4%	12,938	31.3%	14,722	30.9%
Other restaurant operating expenses (1)	2,760	36.7%	2,971	30.8%	12,373	30.0%	12,948	27.2%
Depreciation and amortization (1)	417	5.5%	557	5.8%	1,789	4.3%	2,199	4.6%
Provision for impairment of assets (1)	660	8.8%	1,242	12.9%	1,270	3.1%	1,242	2.6%
Total restaurant operating costs (1)	8,850	117.6%	11,001	114.2%	41,839	101.3%	46,474	97.5%
Restaurant operating (loss) income (1)	(1,286)	-17.1%	(1,342)	-13.9%	(380)	-0.9%	1,355	2.8%

General and administrative expenses	792	10.5%	784	8.1%	3,560	8.6%	3,821	8.0%
Loss from operations	(2,078)	-27.5%	(2,126)	-22.0%	(3,940)	-9.5%	(2,466)	-5.2%

Lease buy-out option	-	0.0%	-	0.0%	-	0.0%	212	0.4%
Interest expense, net	(80)	-1.1%	(97)	-1.0%	(296)	-0.7%	(332)	-0.7%
Other expense	(104)	-1.4%	(15)	-0.2%	(5)	0.0%	(173)	-0.4%

Loss before elimination of minority partner interest	(2,262)	-29.9%	(2,238)	-23.2%	(4,241)	-10.2%	(2,759)	-5.8%
Elimination of minority partner interest	(12)	-0.2%	(53)	-0.5%	(159)	-0.4%	(243)	-0.5%
Net loss	$(2,274)	-30.1%	$(2,291)	-23.7%	$(4,400)	-10.6%	$(3,002)	-6.3%

Net loss per share of common stock:
Basic and diluted	$(0.10)		$(0.13)		$(0.21)		$(0.18)

Average number of weighted common shares outstanding:
Basic and diluted	23,538		17,582		20,920		16,665

(1) Percentage as a percent of restaurant sales

SHELLS SEAFOOD RESTAURANTS, INC.
(Dollars in thousands)

	52 Weeks	52 Weeks
	Ended	Ended
	December 30,	December 31,
	2007	2006

Number of restaurants at end of period:
Company-owned restaurants (1)	20	22
Licensed restaurants	3	3
Total	23	25

Balance sheet data:
Cash	$458	$734
Working capital (deficiency)	(4,536)	(4,446)
Total assets	11,479	13,837
Stockholders' equity	361	4,339

(1) Includes one joint venture restaurant in which the Company has a 51% equity interest.

SUMMARY OF NON-RECURRING ITEMS:	(Unaudited)
	Thirteen Week Period Ended		Fifty-Two Week Period Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Net loss, as reported	$(2,274)	$(2,291)	$(4,400)	$(3,002)

Non-recurring (expense) income:
Lease buy out option	-	-	-	212
Lease renewal / termination fee	-	-	(39)	(23)
Workers compensation premium refund	-	-	-	152
Workers compensation reserve adjustment	20	(45)	20	(45)
Credit card fee legal settlement proceeds	-	-	85	-
(Loss) gain on disposal or sale of assets	(80)	-	6	(39)
Closed store reserve adjustment	(30)	-	(30)	-
Asset impairment charge	(660)	(1,242)	(1,270)	(1,242)
Inventory write-down	(18)	-	(18)	-
Non-recurring expense, net	(768)	(1,287)	(1,246)	(985)
Net loss, excluding non-recurring items	$(1,506)	$(1,004)	$(3,154)	$(2,017)

Net loss per share of common stock:
Basic and diluted, as reported	$(0.10)	$(0.13)	$(0.21)	$(0.18)
Basic and diluted, excluding non-recurring items	$(0.06)	$(0.06)	$(0.15)	$(0.12)